Exhibit 23.2



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                       CONSENT OF INDEPENDENT ACCOUNTANTS

We consent to the incorporation by reference in this registration statement of Marcam Solutions, Inc. on Form S-8 of our report dated June 3, 1997, on our audits of the combined financial statements of MAPICS, Inc. as of September 30, 1995 and 1996 and March 31, 1997 and for each of the three years in the period ended September 30, 1996 and for the six months ended March 31, 1997, which report is included in the registration statement of Marcam Solutions, Inc. on Form 10 dated July 15, 1997, as amended by Form 8-K dated July 15, 1997.


                                      Coopers & Lybrand L.L.P.


Boston, Massachusetts
July 23, 1997